UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 13, 2014

Cinemark Holdings, Inc.

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-33401	20-5490327
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 Dallas Parkway, Suite 500, Plano, Texas 75093

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 972.665.1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 On February 13, 2014, Roger T. Staubach, a current member of the board of directors (the “Board”) of Cinemark Holdings, Inc. (the “Company” , “us” or “our”) has notified the Company that he will not stand for re-election to the Board when his term expires at the 2014 annual meeting of stockholders. Mr. Staubach’s decision to not stand for re-election is not due to any disagreement with us on any matter relating to our operations, policies or practices.

(e)                                  On February 13, 2014, our Board approved an amendment (the “First Amendment”) to the Amended and Restated Cinemark Holdings, Inc. 2006 Long Term Incentive Plan (the “Amended Plan”).  The First Amendment became effective as of February 13, 2014 (the “Effective Date”).

The First Amendment amends the provisions relating to the vesting of options, restricted stock, restricted stock units and performance awards (“Equity Awards”) upon death or disability of a participant to the Amended Plan. Pursuant to the First Amendment, any Equity Award shall be vested and become exercisable on a prorata basis based on the percentage determined by dividing (i) the number of days from and including the date of grant of such Equity Award through the termination of participant’s employment by death or disability, by (ii) the number of days from the grant date of such Equity Award to the full vesting date of such Equity Award.

The First Amendment shall apply to all outstanding Equity Awards.

Our principal executive officer, principal financial officer and the named executive officers are participants to the Amended Plan. The amendment is not expected to result in any additional amounts payable to the principal executive officer, principal financial officer and the named executive officers.

The foregoing description does not constitute a complete summary of the First Amendment and is qualified in its entirety by reference to the complete text of the First Amendment attached as Exhibit 10.1 to this Current Report on Form 8K.

Item 9.01   Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Exhibit Description
10.1	First Amendment to the Amended Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINEMARK HOLDINGS, INC.

By:	/s/ Michael D. Cavalier
Name: Michael D. Cavalier
Title: Executive Vice President - General Counsel

Date: February 18, 2014